EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Getzville, NY 14068
Immediate Release

Columbus McKinnon Provides Operational Update and
Preliminary Fourth Quarter Fiscal Year 2020 Revenue
Preliminary fourth quarter fiscal 2020 revenue expected to be in range of $185 million to $190 million
BUFFALO, NY, April 13, 2020 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of motion control products, technologies, automated systems and services for material handling, today provided an update on the actions taken to address the impact that COVID-19 is having on its business and markets as well as preliminary revenue and backlog for the fiscal 2020 fourth quarter which ended March 31, 2020.
Richard Fleming, Chairman and Interim CEO, commented, “During these unprecedented times, we are focused on the safety of our associates and business continuity. Over the past thirty days, we established a COVID-19 Task Force which rolled out a communication process to keep all locations continually informed. We implemented stringent processes to reduce the spread of the virus with the goal of ensuring the safety, health and well-being of our associates and their families. As an essential business, our manufacturing facilities have continued to operate except in Mexico, where we are respecting their government’s restrictions, and Brighton, Michigan, which serves the auto industry. In all cases, staff that can work remotely continue to do so.”
“We are operating from a strong financial position, but we are implementing the necessary actions to reduce our production levels and costs in response to what we expect will be a significant decline in market demand over the next several months. We will also be focused on cash generation and liquidity preservation. These actions will be guided by our Blueprint for Growth strategy and our unwavering commitment to the health and safety of our associates and to serving the needs of our customers.”

COVID-19 Actions

•	Focused on health and safety of employees, customers and communities

•	Eliminated travel and reduced traffic in and out of factories

•	Implemented a remote work force wherever possible

•	Staggered shifts in factories and limited access to common areas while maintaining social distancing guidelines where possible

•	Implemented additional cleaning and sanitation procedures in all operations

Cash Generation and Preservation Efforts

•	Accelerating Blueprint for Growth strategy operational excellence plans to reduce overhead costs in operations and achieve footprint rationalization

•	Using furloughs to align administrative and plant staffing with the decline in demand

•	Measurably stepping down inventory levels

•	Reducing capital expenditures to $5 million in the first six months of fiscal 2021

•	Reducing pension contributions and term loan payments to minimum required levels

Gregory P. Rustowicz, Chief Financial Officer, commented, “Columbus McKinnon is in a strong position entering this rapid downturn in business. In addition to our strong ability to generate cash even as sales decline, we had total liquidity of $168 million as of December 2019, consisting of $84 million of cash and $84 million available on our revolver net of outstanding letters of credit. We recently drew down $25 million from the revolver for liquidity and working capital purposes, demonstrating that we have a strong, supportive bank group. We are taking additional cash preservation measures in addition to reducing our capital expenditures such as reducing our pension contribution to the minimum requirement and only making required term loan principal payments. These actions alone will protect approximately $35 million in cash in the next six months. Importantly, we have historically demonstrated an ability to generate cash through all cycles.”
Preliminary Fourth Quarter Fiscal 2020 Revenue and Backlog
The Company expects that fourth quarter revenue will be in the range of $185 million to $190 million, lower than the previously expected range of $196 million to $201 million. Orders in the quarter were strong in January and February, but fell dramatically in the latter half of March directly resulting from the impact of COVID-19. As a result, backlog at March 31, 2020 increased to approximately $131.0 million from $125.3 million at December 31, 2019.
Mr. Fleming commented, “We are taking aggressive actions to reduce costs and provide liquidity in what we expect will be a very challenged macro environment during the next several months. While there are a few pockets of strength such as the utilities and government verticals, several industries, such as entertainment, automotive and aerospace, are being negatively impacted. We believe that we can continue to generate cash even as revenue declines due to the immediate cost reduction and working capital management actions we are taking combined with the results of our Blueprint for Growth strategy. Our strategy enabled us to simplify the business during the last few years through the 80/20 Process, reduce our cost structure and improve efficiencies. We believe that we will be well positioned for the inevitable recovery when it comes. In the meantime, we are focused on optimizing our results in this current challenging environment.”
He concluded, “Despite these unprecedented times, our search for a permanent CEO continues, and we are currently interviewing a short list of highly qualified candidates. We are also continuing our internal work on Phase III of our growth strategy, but near-term priorities and travel restrictions have resulted in a more measured pace of activity. Given our strong balance sheet, we expect that we will be in a good position to advance Phase III of our strategy at the appropriate time.”
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies and automated systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, crane components, actuators, rigging tools, light rail work stations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future sales and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the impact of aggressive efforts to reduce costs, maintain liquidity and generate cash, the effectiveness of the Company’s 80/20 Process to simplify operations, the ability of the Company’s Operational Excellence initiatives to drive profitability, global economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.
Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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